PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS SECOND QUARTER 2009 EARNINGS
Tuesday, July 21st 2009     11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Andrea, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended June 30, 2009.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions]

This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 2nd quarter 2009 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley: Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported $2.3 million in net income after preferred dividends, or 23 cents per diluted common share, compared to 19 cents per share in the second quarter of 2008.

Second quarter highlights include continued core deposit growth and comparable total revenue versus the linked quarter, despite an expected seasonal decline in insurance income.   Quarter over quarter expense growth was due mainly to higher FDIC insurance expense, which included the one-time special assessment imposed on all FDIC-insured financial institutions during the second quarter.  As mentioned in our earnings release, the special assessment reduced earnings by 6 cents per share after taxes.  Other factors affecting second quarter earnings were a modest linked quarter increase in provision for loan loss, and a full quarter’s impact of preferred dividends related to TARP Capital.

Asset quality continues to be a primary focus during these challenging economic times.  We saw a $2 million increase in nonperforming assets from March 31 to June 30 due mainly to $6.8 million in new non accrual commercial real estate loans related to 4 different customer relationships.  These loans are all non-owner occupied real estate, with $4.5 million secured by properties in Ohio, and the other $2.3 million secured by a property based in Arizona.  The Arizona loan is from an Ohio-based customer, and is part of a relationship that was placed on nonaccrual status in the fourth quarter of ’08.  These additions to nonperforming assets were mostly offset by charge-downs and payments or payoffs on other nonaccrual loans during the quarter.  As a result, total nonperforming assets were $41 million or 2% of total assets at June 30th; up from 1.89% at March 31, but still lower than the 2.09% we saw at the end of 2008.

Second quarter net charge-offs were also up from the linked quarter at $5.7 million.  This figure included approximately $2 million in workout costs such as real estate taxes, receiver fees, etc. on 3 nonperforming relationships, and another $3.4 million in write-downs from 4 customer relationships which had specific loan loss provisions established in prior quarters.  These write-downs were a key factor in the modest decrease in allowance for loan losses from the linked quarter end.  Provision for loan losses totaled $4.7 million for the second quarter versus $4.1 million in the first quarter.  Peoples’ allowance for loan losses at June 30 stood at 2.12% of total loans, compared to 2.19% at March 31 and 2.08% at the end of 2008.

While general economic conditions have negatively impacted asset quality, we continue to maintain strong capital ratios.  At June 30, our total risk-based capital ratio was a healthy 16.2%, and our tangible common equity to tangible assets ratio improved 47 basis points over the linked quarter end to 6.78%.  We have worked to protect our capital in these tough economic times, while producing earnings that support dividend payments to our shareholders.

I will now turn the call over to our CFO, Ed Sloane for his comments on second quarter results:

Edward Sloane: Thanks, Mark.

As in the first quarter, we saw good growth in core deposits during the second quarter despite some expected seasonal declines in interest bearing checking balances, such as in public funds.  We were particularly pleased with growth in our non-interest bearing checking and regular savings portfolios, which were up 5% and 3% respectively when comparing June 30 to prior quarter end balances.  Total deposits were down $14 million over the same time period; however, the entire decline was attributable to certificate of deposit balances.

In response to strong core deposit growth during the first part of 2009, we have adopted a strategy of “pricing down” shorter-term retail CDs, while also selectively using the brokered CD market to take advantage of attractive opportunities to extend liability duration.  Approximately $31 million of the decline in retail CDs during the quarter was from non-core customers based outside our market footprint, which we have used over the past year as a low-cost alternative to brokered CDs.

On the other side of the balance sheet, we maintained a higher level of short-term assets and cash during the second quarter due to flat loan growth and limited opportunities for attractive long term investments, plus our focus on maintaining a good liquidity position.  Commercial mortgage loans and consumer loans were up $6.4 and $4.4 million respectively for the quarter, but total loans declined slightly as we continued to sell the majority of our 1-4 family real estate loan production to the secondary market, which, when combined with many mortgage clients choosing to take advantage of longer-term, fixed rate loans, caused mortgage loans on our balance sheet to decrease and mortgage loans sold and being serviced to grow.

Second quarter net interest income, which totaled $15.4 million, was unchanged from the linked quarter and up 4% over the prior year quarter.  Net interest margin moderated to 3.45% from the first quarter’s 3.52%, due mainly to the shift in asset mix toward short-term investments and adjustments to interest income from new nonaccrual loans.  Net interest margin was down 16 basis points from the prior year quarter, but most of the difference can be attributed to adjustments for pre-paid interest and reversals of interest on non-accrual loans.

We have been steadily moving to position our balance sheet to maintain asset sensitivity and prepare ourselves for a rising interest rate cycle.  So rather than leverage the balance sheet and make unattractive long-term investments, we have continued to remain “short” with our assets and plan to use excess cash reserves to pay off wholesale funding as it comes due throughout the remainder of 2009.  During the second half of the year, we have about $75 million in wholesale funding maturing at a weighted average rate close to 5.00%, some of which could be replaced by funding at lower current market rates if necessary.  Therefore, in the second half of 2009, we expect to maintain net interest income levels comparable to the second quarter, with a relatively flat to slightly higher net interest margin.  We are continually assessing all of the inherent risks in our balance sheet and will strive to preserve net interest income and margin while also minimizing risk.

Looking at our results of operations for the second quarter, we saw non interest income levels similar to the prior quarter and up 5% from the prior year quarter.   The flat level of non-interest income as compared with the linked quarter is actually a positive, considering that we had approximately $768 thousand in annual insurance profit sharing revenue during the first quarter.  Deposit account service charges were up 9% and 10% over the linked and prior year quarters respectively, driven mainly by higher overdraft and non-sufficient funds income.  Mortgage banking income from the sale of loans to the secondary market was down slightly from the first quarter as mortgage rates ticked up, but was still nearly 3 times higher than last year’s second quarter.  Revenues from our brokerage and fiduciary business were up 17% from last quarter as a rebound in the market helped drive trust fees higher.  Also, regular insurance revenues were up compared to last year.

Operating costs totaled $15.5 million versus $14.5 million for the first quarter and $13 million for last year’s second quarter.  As Mark mentioned earlier, the major cause of the increase in expenses for the second quarter was higher FDIC insurance expense, which included the special assessment of $930,000.  Excluding total FDIC insurance costs, non-interest expense for the second quarter was basically flat compared to first quarter 2009.  In comparison to last year’s second quarter, the major drivers of higher non-interest expense were increased FDIC insurance expense, employee benefit costs (such as medical insurance), and professional fees related to legal costs and appraisal valuation services associated with problem loans.  We will continue to pursue cost control where we can; however as expected, our FDIC insurance costs have increased significantly over 2008.

And now I will turn the call back over to Mark for his final comments.

Mark Bradley: Thanks Ed.

On the strategic front in the second quarter, we continued on our plan to optimize resources as we consolidated 4 branch banking offices and opened two new branches.  We upgraded our facilities in Nelsonville, Ohio by combining two aging locations into a new branch facility on the major transportation route through the city.  This new office provides our customers with a more accessible, convenient location in Nelsonville, and provides Peoples with a better overall presence in that market.

We also opened our first full-service banking office in Zanesville, Ohio during May, giving us a flagship location in a market with good prospects for future growth.  Additionally, this office “fills in” part of our market footprint in East Central Ohio.  Branch optimization and expansion will continue to be an ongoing strategic exercise as we try to maximize the use of company resources.

All in all, we think that it was a positive quarter in many aspects, especially given the challenges in the financial services industry.   We continued to grow core deposits, “held the line” on asset quality, and our capital position remained strong.  We saw good revenues from our fee-based businesses, and expense growth, outside of FDIC insurance costs, was controlled.   We have positioned our balance sheet to take advantage of re-pricing opportunities that will occur in our wholesale funding portfolio during the latter half of the year.  While many others in the financial services industry have cut shareholder dividends, we have maintained our dividend.

Looking forward, we expect some continued earnings pressure from loan quality challenges through the rest of 2009 due to economic conditions.  We anticipate loan balances to decrease slightly in the third quarter as mortgage loans continue to be refinanced into the secondary market.  We also still have work to do to reduce nonperforming asset levels.

The good news is that asset quality has stabilized somewhat during the first half of 2009, and our capital ratios remain strong.  The not-so-good news is that property values, especially commercial real estate, continue to deteriorate and sales activity of troubled assets is very slow.

But the positives outweigh the negatives.  We have steadily grown our core deposits, allowing us to reduce our reliance on wholesale funding.  We also have a balance sheet that is well positioned for when interest rates eventually begin to rise.

Our associates are concentrating on the basic “blocking and tackling” that makes us a good company.  Our people are providing excellent service to our clients and working together across our lines of business to make the most out of each customer relationship.  As always, we will remain focused on the long-term success of our clients, shareholders, employees, and communities as we make the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  [Facilitator Instructions] Our first question comes from Daniel Arnold of Sandler O’Neill.  Please go ahead.

Daniel Arnold: Hey, good morning, guys.  How is it going?

Mark Bradley:  Okay.  How are you Dan?

Daniel Arnold:  Good.  Couple of questions here, first was just on the credit front.  It looks like you guys brought down the reserve levels just a little bit and I just wanted to see if that was any kind of indication on your outlook for credit going forward.  Do you think things are getting a little better or, what was kind of the reasoning behind that?

Mark Bradley:  Dan this is Mark.  I would not say we think things are getting better, I think the biggest reason is we provided for a loan in the Arizona market in the fourth quarter, a couple of million dollars, and that loan deteriorated further and therefore we charged it down in the second quarter.  So that’s the biggest reason for the drawdown.  I think it’s isolated, I do not think it’s a – I do not think it is us saying that the economy is getting better.

Daniel Arnold:  Okay.  How much exposure is left to Arizona in general hereafter?

Mark Bradley:  The Arizona exposure is about $8 million total, with about $6 million of that in non-accrual status.  It is virtually all commercial real estate.

Daniel Arnold:  Okay.  And just going forward on the charge-off and the provision front, do you guys seen any significant changes to what happened this quarter or do you think things are going to stabilize a little bit and you’re at a good level now?

Edward Sloane:  I think, Dan this is Ed – Ed Sloane, I think stabilize somewhat, we would look at really the second half of the year as similar to the first half.

Daniel Arnold:  Okay.  Next question is on the margin front.  Looks like that came down a little bit and I guess what you guys are seeing is a shift in assets to shorter-term assets that are probably having lower yields.  Do you think that you guys are going to see any benefit of the core funding increases you guys have seen?  I mean it looks like non-interest bearing deposits and savings accounts were up quite a bit.  Are you guys going to able to utilize that to show any margin expansion going forward?

Edward Sloane:  I think, frankly, there are a couple of things at work there.  We have to keep in mind that we have a good bit of wholesale funding that’s coming due during the second half of the year.  So we are going to use some of those short-term assets to bring down, pay down some of that wholesale funding.

Daniel Arnold:  And, what is that, broker CDs or what kind of wholesale funding?

Edward Sloane:  It’s mostly FHLB borrowings that are coming due.  A large portion of it is that, in the $50 million range for Federal Home Loan Bank borrowings.  I think we have a total of $75 million in the second half that’s coming due in that area.  So, I think there’s an opportunity on both sides of the balance sheet to reduce that, as I mentioned, the short-term assets, which is really the cash reserves at the Federal Reserve, about $40 million there.  And then in the deposits – in the deposit areas, some of those excess deposits, or build up of deposits that we’re seeing, may also be used that way as well.

Daniel Arnold:  And then, I have one last question.  You guys mentioned something about one-time processing discount that you got.  I just wanted to see what exactly is going on there and does that mean there is going to be a slight uptick in expenses in the second quarter related to that, or just how much was that?

Edward Sloane:  The amount was $125,000.

Daniel Arnold:  Okay.

Edward Sloane:  Okay.  So you might see electronic banking tick up a little bit as result of that.  We believe that costs should be relatively comparable, flat to the second quarter of this year.

Daniel Arnold:  Okay.

Mark Bradley:  Well, except for the FDIC insurance.

Edward Sloane: Yes, except -

Daniel Arnold:  Right, exactly.

Edward Sloane:  Right, yes.  Except for the FDIC.  Thank you, Mark.

Daniel Arnold:  Okay.  Great, I appreciate guys.  Thanks a lot.

Mark Bradley:  All right.  Thank you.

Facilitator:   Thank you.  Our next question comes from Daniel Cardenas of Howe Barnes.  Please go ahead.

Daniel Cardenas:  Hi guys.

Mark Bradley:  Hi Dan.

Edward Sloane:  Hi Dan.

Daniel Cardenas:  Could you give – give a little bit of color has to how your 30 to 89 days bucket is looking right now?

Mark Bradley:  I think you are little hard to hear Dan.  But, I’ll to try to repeat the question.  You asked about our 30 to 89 day bucket?

Daniel Cardenas:  Correct.

Mark Bradley:  Yes, it’s actually fairly stable compared to March quarter end, December quarter end.  We have not really seen a lot of movement in those areas.  We do see our consumers in our portfolio coming under more stress.  So we are concerned about that, but it’s really not showing up in the numbers yet.  But it is something we keep our eye on.

Daniel Cardenas:  Okay.

Mark Bradley:  The difference we see now Dan is that the normal progression from 30 to 60 to 90 to charge-off to non-accrual is accelerated more now than ever before.  So someone can go from 20 days past due to charge-off versus going through those normal steps.  So, it’s not the perfect predictor, but it is something we factor in.

Daniel Cardenas:  Great.  And then just on your tax rate, can you give us a little bit of color as to how we should be thinking about that for the second half of the year?

Edward Sloane:  Right.  The effective of tax rate, this is Ed Sloane, the effective tax rate at 23% for the quarter I think is representative for the remainder of the year.  We have seen some decrease in tax-free income related to BOLI income, municipal income, and that’s putting on a little bit of upward pressure, which we adjusted for in the second quarter.  But, again, I believe that the 23% is reasonable for the remainder of the year.

Daniel Cardenas:  And one last question, just as I look at your securities portfolio if you could remind me, any exposure to trust-preferred securities that are in your BOLI portfolio?

Edward Sloane:  We do have trust-preferred securities to the tune of $20 million in that area.  We did have a write-down or an OTTI charge on one of those trust-preferreds at the end of the year in the fourth quarter.  And we wrote that down to zero, $2 million security, that we wrote to zero, and that has since deferred on payment.  So, that is really the only – the only item within there that - that we were concerned about and we addressed that in the fourth quarter.

Daniel Cardenas:  Thank you.

Facilitator:   [Facilitator Instructions] We have a follow up from Daniel Arnold of Sandler O’Neill.

Daniel Arnold:  Hi guys.  Just kind of wanted to follow up on the balance sheet a little bit.  It looks like you guys saw some decent growth on the commercial real estate side this quarter, and offset by some runoff in some other areas I know you kind of give some guidance on overall loan growth.  But I wanted to see what you guys were seeing in terms of loan demand and activity, and if there was kind of any opportunity to poach good clients from other people who maybe aren’t lending or something like that?

Mark Bradley:  Dan, this is Mark.  There are opportunities out there.  Right now our commercial loan growth is coming from loans that were approved many months ago that were construction draw type arrangements.  We’re not seeing nearly as many deals as we saw a year or two ago.  The reality is we still have to underwrite according to regulatory standards.  There are opportunities for good clients.  We are working very hard to attract and obtain those clients but it’s still very slow out there.

Daniel Arnold:  On the construction side, are you guys going to continue to run that portfolio down?

Mark Bradley:  I would expect that number will decrease, yes.

Daniel Arnold:  Okay guys, I appreciate the follow-up.

Mark Bradley:  All right.  Thanks.

Facilitator:  We have another follow-up from Daniel Cardenas of Howe Barnes.  Please go ahead.

Daniel Cardenas:  Yeah, if you could just – can you give us a quick update on your thoughts of participating in FDIC transactions either in Ohio or somewhere in your contiguous markets?

Mark Bradley:  You are asking about our appetite for one?

Daniel Cardenas:  Correct.

Mark Bradley:  Right.  If we saw an opportunity, we would definitely look at it.  I think we do have a strong position from a capital perspective.  So if we can fill in our markets or expand into markets that we have targeted, we would certainly entertain those opportunities, especially in an FDIC assisted transaction.

Daniel Cardenas:  And any thoughts in terms of repaying your TARP proceeds or you just want to hold on to those?

Mark Bradley:  We are analyzing that as we speak, Dan.  We’re not rushing to pay it back, but it is part of our ongoing analysis.  We’re continuing to refine our stress testing.  We’re talking to our examiners and regulators about the timing of that.  We’re beginning those discussions.  So, it’s not something I think we want to keep long-term because of all the strings attached and the changing – the opportunities for the government to change the rules anytime they feel like it.  So it is something as part of our analysis to pay back the TARP sooner than we planned to originally.

Daniel Cardenas:  All right.  Thank you.

Facilitator:  At this time we show no further questions.  Sir, do you have any closing remarks?

Mark Bradley: Just simply, this is Mark, that I’d like to thank everyone for participating.  Please remember that our earnings release and a webcast of the call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thank you, have a good day.

Facilitator: This will conclude today’s conference.

END